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                                                                   EXHIBIT 4.19



                          CERTIFICATE OF DETERMINATION
                         OF THE SERIES E PREFERRED STOCK

                                       OF

                            DOVE ENTERTAINMENT, INC.



We, Michael Viner and Deborah Raffin, certify that:

         1. We are the President and Secretary, respectively, of Dove Entertainment, Inc., a California corporation (the "Corporation").

         2. The number of shares of Series E Preferred Stock is 1,500, none of which has been issued.

         3. The Board of Directors of the Corporation duly adopted the following resolution:

         WHEREAS, Article IV of the Articles of Incorporation of the Corporation, as amended, authorizes the Preferred Stock of the Corporation to be issued in series and authorizes the Board of Directors of the Corporation to determine the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares and designation of any such series;

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of the Corporation does hereby establish a series of Preferred Stock which shall be designated Series E Preferred Stock, the maximum number of shares of which shall be 1,500, which shall have the following rights, preferences, privileges and restrictions:

         1. Voting. Except as may be otherwise provided by law, holders of the Series E Preferred Stock shall not have any voting rights.

         2. Liquidation. Upon the dissolution and liquidation of the Corporation and prior to the distribution of any assets of the Corporation to the holders of all classes of Common Stock ("Common Stock") and any other class of stock ranking junior to the Series E Preferred Stock, the assets remaining after the payment of all debts and liabilities of the Corporation shall be distributed to the holders of the Series E Preferred Stock, to the extent available, in an amount equal to $1,000.00 per share of Series E Preferred Stock (the "Stated Value"), but if the funds available therefor are insufficient, then to the holders of Series E Preferred Stock (together with any other Preferred Stock ranking equally in the event of liquidation with the Series E Preferred




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Stock) on a pro-rata basis. The Stated Value shall be paid to the holders of
Series E Preferred Stock before the holders of Common Stock and any other class of stock ranking junior to the Series E Preferred Stock are entitled to receive any payment or distribution of cash, securities or other property with respect to such shares following the dissolution or liquidation of the Corporation.

Notwithstanding the foregoing, the amounts to which the holders of Series E Preferred Stock shall be entitled shall be equitably adjusted to take account of any stock splits, stock dividends, recapitalizations, reorganizations or other transactions affecting the number of shares of Series E Preferred Stock outstanding as a class.

                  The Series E Preferred Stock shall be junior to the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock with respect to liquidation and dividends.

         3. Conversion Rights. The holders of the Series E Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  a. Conversion. The holders of Series E Preferred Stock shall have the right to convert each of such shares at any time following the release of such shares from escrow in accordance with the Escrow Agreement between the Corporation and the initial holders of the Series E Preferred Stock of even date herewith (the "Escrow Agreement") (provided that such date shall be no earlier than six months after issuance) into such number of shares of Common Stock of the Corporation (the "Conversion Shares") calculated by dividing $1,000.00 by the then applicable Conversion Price. The Conversion Price shall be deemed to be the average of the Closing Prices for the five (5) consecutive days upon which the principal trading market for the Common Stock prior to the date such shares of Series E Preferred Stock are released from escrow in accordance with the Escrow Agreement. The Closing Price for any day shall be the average of the reported closing bid and asked prices regular way on NASDAQ, or if the Common Stock is listed or admitted to trading on a national securities exchange, the last reported sales prices regular way, or if the Common Stock is quoted on the NASDAQ National Market ("NNM"), the closing sale price, or if not so quoted, as reasonably determined by the Board of Directors of the Corporation.

                  b. Mechanics of Conversion. Before any holder of Series E Preferred Stock shall be entitled to receive certificates evidencing Conversion Shares into which Series E Preferred Stock have been converted, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder wishes to receive certificates evidencing the Conversion Shares and shall state therein the name or names in which such holder wishes the certificate or certificates for shares of Conversion Shares to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred Stock, a certificate or certificates for the number of shares of




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Conversion Shares to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Conversion Shares on the date of conversion into such Conversion Shares.

                  c. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series E Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series E Preferred Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         4. Dividends. Except for payment of the Stated Value upon liquidation of the Corporation and as otherwise required by law, the holders of Series E Preferred Stock shall be not be entitled to receive any dividends in respect thereof.

         5. Redemption by the Corporation.

                  a. Right of Redemption. The Series E Preferred Stock may be called for redemption and redeemed for cash at the option of the Corporation by resolution of the Board of Directors, in whole or in part, at any time 30 days after the expiration or termination of the Escrow Agreement (provided that at such time the Common Stock underlying the Series E Preferred Stock may be disposed of by each holder whose Series E Preferred Stock is called for redemption pursuant to an effective registration statement or sold publicly without registration under the Securities Act of 1933, as amended). In the case of a partial redemption, the shares of Series E Preferred Stock to be so redeemed shall be determined by the Board of Directors at its discretion.

                  b. Redemption Price. The redemption price per share of Series E Preferred Stock to be paid upon a redemption under this Section 5 shall be equal to eighty percent (80%) of the Stated Value thereof.

                  c. Redemption Notice. Notice of redemption of any shares of Series E Preferred Stock pursuant to this Section 5 shall be given by the Corporation by first-class mail, not less than 30 nor more than 60 days prior to the date fixed by the Board of Directors of the Corporation for redemption, to the holders of record of the Series E Preferred Stock at their respective addresses than appearing on the records of the Corporation. The notice of the redemption shall state: the redemption date, the redemption price, that on the redemption date the redemption price will become due and payable upon each date the redemption price will become




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due and payable upon each share of Series E Preferred Stock, and the place where such shares of Preferred Stock to be redeemed are to be surrendered for payment of the redemption price.

         6. Protective Provisions. The Corporation shall not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock (voting as a separate class):

                  a. alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock so as to affect adversely such shares;

                  b. amend its Articles of Incorporation in any respect so as to adversely affect the shares of Series E Preferred Stock, except that the Corporation may authorize and increase the number of authorized shares of Common Stock; or

                  c. increase the number of authorized shares of Series E Preferred Stock.

         7. Effect of Acquisition of Preferred Stock by Corporation. All shares of Series E Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be canceled and cease to be outstanding and shall have the status of authorized but unissued shares of undesignated preferred stock.

                         [Signatures on the next page]




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         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. Executed as of the 9th day of June, 1997 in Los Angeles, California.



                                       /s/  MICHAEL VINER
                                       -----------------------------------------
                                       Michael Viner
                                       President


                                       /s/  DEBORAH RAFFIN
                                       -----------------------------------------
                                       Deborah Raffin
                                       Secretary




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